EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		February 5, 2008
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS FOURTH QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter of 2007.
Net sales for the year ended December 31, 2007 were $1.185 billion compared to $1.249 billion during 2006. Lower prices for building wire sold in 2007 accounted for the decrease in net sales dollars versus 2006. Unit volume in 2007 increased 1% over 2006. Net income for the year ended December 31, 2007 was $30.8 million versus $115.1 million in 2006. Fully diluted net earnings per common share were $1.30 for the year ended December 31, 2007 versus $4.86 in 2006.
Net sales for the fourth quarter of the year ended December 31, 2007 were $281.9 million compared to $262.3 million during the fourth quarter of 2006. Unit sales in the fourth quarter of 2007 increased 10% versus the fourth quarter of 2006, however intense competitive pricing pressure compressed gross margins to the lowest levels in the history of the Company. Net income for the fourth quarter of 2007 was a loss of $1.1 million versus a $6.2 million profit in the fourth quarter of 2006. Fully diluted net earnings per common share were a loss of $0.05 in the fourth quarter of 2007 versus a profit of $0.26 in the fourth quarter of 2006.
On a sequential quarter comparison, net sales for the fourth quarter of 2007 were $281.9 million versus $308.5 million during the third quarter of 2007. Net income for the fourth quarter of 2007 was a loss of $1.1 million versus a profit of $5.8 million in the third quarter of 2007. Fully diluted net income per common share was a loss of $0.05 in the fourth quarter of 2007 versus a profit of $0.24 in the third quarter of 2007.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “The past five quarters have proved to be very challenging for businesses across the U.S. construction industry, including the building wire industry. In the fourth quarter of 2007 these conditions adversely impacted Encore, resulting in only the second quarterly loss this company has reported since 1995. Despite strong copper prices, margins in the building wire industry continue to be compressed. Certain competitors continue to respond to the slowdown in residential construction by cutting wire prices in an attempt to maintain market shares, compressing margins below our expectations at this level of copper prices. Our unit volume shipped in the full year 2007 held up fairly well, despite the slowdown in residential construction. Residential wire unit sales were down 11.5% in 2007 versus 2006, but commercial wire unit sales were up 2.9% and armored cable unit sales were up 419.0%. As a result, our total unit volume shipped, measured in pounds of copper contained in the wire, was up 1.0% in 2007 versus 2006. Encore’s first armored cable shipments were made in the third quarter of 2006. Our residential wire sales comprised 27.5% of 2007 total unit sales. In the fourth quarter of 2007, our total unit sales were up 10.1% versus the fourth quarter of 2006, with residential units up 3.5%, commercial units up 11.0% and armored cable units up 85.5%.

This level of 2007 unit sales growth was achieved despite the fact we sacrificed unit volume repeatedly in 2007 as we attempted to act as an industry leader by avoiding cutting prices to obtain volume. This was particularly true in October of 2007, which began with strong COMEX copper prices of $3.75 per pound. We had low unit sales volume in October, which is historically one of the stronger months of the year, due to our efforts to introduce and support price increases to match the high prices for raw copper we were buying. We purchased quantities of copper in October that exceeded our sales volume at the October average COMEX price of $3.59 per pound. This turned out to be problematic, as the industry chose not to match our attempted price increases and then copper prices fell precipitously in November and December, with COMEX average prices of $3.13 and $3.02 respectively. With this volatility in copper, we were forced to reluctantly match our competitors pricing in November and December, selling the remaining high priced October copper in the next two months.
While we are disappointed with our fourth quarter loss, it must be viewed in the context of the current industry environment. Our staff has done a remarkable job to enable us to perform as well as we have, exemplified by our high order fill rates, innovative products and low cost structure. We have an excellent group of independent representatives selling our products, through which we have developed lasting customer relationships. All of these attributes contributed to the many positive achievements we had in 2007.
We have other positive items of note. The only long-term debt we have as of December 31, 2007, is $100 million in long-term notes due in 2011, with our $200 million revolving line of credit paid down to zero. In addition, we have $78.9 million in cash as of December 31, 2007. Our balance sheet has a conservative 28.2% debt to equity ratio. If you deduct our cash balance from our debt, resulting in net debt of $21.1 million, our net debt to equity ratio is 5.9%. Pursuant to our 10b5-1 stock repurchase plan we announced in November of 2007, we repurchased 177,300 shares of our common stock through January, 124,400 of those shares in the fourth quarter. We also declared our fifth consecutive quarterly cash dividend during the fourth quarter of 2007.
With our exceptionally strong balance sheet, we have the capability to approach the future confidently while our short-term focus is one of riding out this storm. Our low cost structure and strong balance sheet have enabled us to withstand tough periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their tremendous efforts and our shareholders for their continued support during these challenging times.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS

Current Assets
Cash	$78,895	$24,603
Receivables, net	216,780	214,963
Inventories	82,013	103,947
Prepaid Expenses and Other	18,287	27,537

Total Current Assets	395,975	371,050

Property, Plant and Equipment, net	117,831	102,987

Other Assets	106	120

Total Assets	$513,912	$474,157

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$23,645	$13,413
Accrued Liabilities and Other	25,420	23,772

Total Current Liabilities	49,065	37,185

Long Term Liabilities
Note Payable	100,910	98,974
Other Long Term Liabilities	—	1,026
Non-Current Deferred Income Taxes	8,968	9,851

Total Long Term Liabilities	109,878	109,851

Total Liabilities	158,943	147,036

Stockholders’ Equity
Common Stock	261	260
Additional Paid in Capital	41,806	40,849
Treasury Stock	(17,315)	(15,275)
Retained Earnings	330,217	301,287

Total Stockholders’ Equity	354,969	327,121

Total Liabilities and Stockholders’ Equity	$513,912	$474,157

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands)
(Unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2007		2006		2007		2006
Net Sales	$281,942	100.0%	$262,319	100.0%	$1,184,786	$100.0%	$1,249,330	100.0%
Cost of Sales	268,432	95.2%	238,517	90.9%	1,073,451	90.6%	1,005,037	80.4%

Gross Profit	13,510	4.8%	23,802	9.1%	111,335	9.4%	244,293	19.6%

Selling, General and Administrative Expenses	14,661	5.2%	13,033	5.0%	60,400	5.1%	59,793	4.8%

Operating Income	(1,151)	-0.4%	10,769	4.1%	50,935	4.3%	184,500	14.8%

Net Interest & Other Expense	898	0.3%	2,152	0.8%	4,125	0.3%	7,760	0.6%

Income before Income Taxes	(2,049)	-0.7%	8,617	3.3%	46,810	4.0%	176,740	14.1%

Income Taxes	(941)	-0.3%	2,441	0.9%	16,014	1.4%	61,607	4.9%

Net Income	$(1,108)	-0.4%	6,176	$2.4%	30,796	$2.6%	115,133	$9.2%

Basic Earnings Per Share	$(0.05)		$0.27		$1.32		$4.95

Diluted Earnings Per Share	$(0.05)		$0.26		$1.30		$4.86

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,337		23,274		23,342		23,254

-Diluted	23,337		23,686		23,690		23,674

Dividends Declared per Share	$0.02		$0.02		$0.08		$0.02